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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             US AIRWAYS GROUP, INC.

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                  PURSUANT TO SECTIONS 242, 245 AND 303 OF THE
                        DELAWARE GENERAL CORPORATION LAW

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     US Airways Group, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, the "DGCL"), does hereby certify as follows:

     1. The name of the Corporation is US Airways Group, Inc. The Corporation was originally incorporated under the name U S Air Group, Inc. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on February 16, 1982.

     2. The Corporation filed an Amended and Restated Certificate of Incorporation, effective as of March 31, 2003, with the office of the Secretary of State of the State of Delaware on March 31, 2003.

     3. On September 12, 2004, the Corporation filed a petition in the United States Bankruptcy Court for the Eastern District of Virginia, Alexandria Division (the "Bankruptcy Court") seeking relief under Chapter 11 of the United States Bankruptcy Code.

     4. This Amended and Restated Certificate of Incorporation was duly adopted pursuant to a plan of reorganization confirmed by an order of the Bankruptcy Court on September 16, 2005 in accordance with Section 303 of the DGCL.

     5. This Amended and Restated Certificate of Incorporation restates, integrates, amends and supersedes the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended or supplemented.

     6. The text of the Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

                                   ARTICLE I
                                      NAME

     The name of the corporation is US Airways Group, Inc. (the "Corporation").

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                                   ARTICLE II
                                REGISTERED OFFICE

     The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

                                   ARTICLE III
                                CORPORATE PURPOSE

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, the "DGCL") either alone or with others through wholly or partially owned subsidiaries, as a partner (limited or general) in any partnership, as a joint venturer in any joint venture or otherwise.

                                   ARTICLE IV
                            AUTHORIZED CAPITAL STOCK

     SECTION 1. Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 200,000,000 shares of capital stock, consisting of 200,000,000 shares of common stock having a par value of $0.01 per share (the "Common Stock").

     SECTION 2. The holders of shares of Common Stock shall have such rights as are set forth in the DGCL and, to the extent consistent therewith, such rights as are set forth below:

          (a) Voting. Except as otherwise expressly required by law or provided in this Amended and Restated Certificate of Incorporation, as it may be amended from time to time (the "Certificate of Incorporation"), each holder of record of shares of Common Stock on the relevant record date shall be entitled to cast one vote in person or by proxy for each share of Common Stock standing in such holder's name on the stock transfer records of the Corporation with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration at each meeting of stockholders of the Corporation. There shall be no cumulative voting. At any meeting held for the purpose of electing Directors, the presence in person or by proxy of the holders of a majority of the shares of Common Stock then outstanding shall constitute a quorum of the Common Stock for the purpose of electing Directors by holders of the Common Stock.

          (b) Dividends. Subject to any other provisions of this Certificate of Incorporation, holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.


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          (c) Liquidation, Dissolution, etc. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors in proportion to the number of shares held by them.

          (d) Merger, etc. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of each share of Common Stock shall be entitled to receive the same per share consideration on a per share basis.

          (e) No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

     SECTION 3. Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

     SECTION 4. Equity Securities. All (x) capital stock of, or other equity interests in, the Corporation, (y) securities convertible into or exchangeable for shares of capital stock, voting securities or other equity interests in the Corporation, or (z) options, warrants or other rights to acquire the securities described in clauses (x) and (y), whether fixed or contingent, matured or unmatured, contractual, legal, equitable or otherwise (collectively, "Equity Securities") shall be subject to the following limitations:

          (a) Non-Citizen Voting and Ownership Limitations. In no event shall any Person who fails to qualify as a "citizen of the United States," as the term is defined in Section 40102(a)(15) of Subtitle VII of Title 49 of the United States Code, as amended, in any similar legislation of the United States enacted in substitution or replacement therefor, and as interpreted by the Department of Transportation, its predecessors and successors, from time to time (a "Non-Citizen"), be entitled to own (beneficially or of record) or have voting control over more than (x) 24.9% of the aggregate votes of all outstanding Equity Securities of the Corporation (the "Voting Cap Amount") or (y) 49.9% of the total number of outstanding shares of Equity Securities of the Corporation ("the Absolute Cap Amount" and together with the Voting Cap Amount, the "Cap Amounts").


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          (b) Enforcement of Cap Amounts. The restrictions imposed by the Cap
     Amounts shall be applied in reverse chronological order based upon the date of registration (or attempted registration in the case of the Absolute Cap Amount) on the Foreign Stock Record or the stock transfer records of the Corporation. At no time shall the shares of Equity Securities held by Non-Citizens be voted, unless such shares are registered on the Foreign Stock Record, as such term is defined in the Bylaws. In the event that Non-Citizens shall own (beneficially or of record) or have voting control over any Equity Securities, the voting rights of such persons shall be subject to automatic suspension to the extent required to ensure that the Corporation is in compliance with applicable provisions of law and regulations relating to ownership or control of a United States air carrier. In the event that any transfer of Equity Securities to a Non-Citizen would result in Non-Citizens owning (beneficially or of record) more than the Absolute Cap Amount, such transfer shall be void and of no effect and shall not be recorded in the books and records of the Corporation. The Bylaws shall contain provisions to implement this Section 4, including, without limitation, provisions restricting or prohibiting the transfer of Equity Securities to Non-Citizens and provisions restricting or removing voting rights as to shares of Equity Securities owned or controlled by Non-Citizens. Any determination as to ownership, control or citizenship made by the Board of Directors shall be conclusive and binding as between the Corporation and any stockholder.

          (c) Legend for Equity Securities. Each certificate or other representative document for Equity Securities (including each such certificate or representative document for Equity Securities issued upon any permitted transfer of Equity Securities) shall contain a legend in substantially the following form:

               "The [type of Equity Securities] represented by this [certificate/representative document] are subject to voting restrictions with respect to [shares/warrants, etc.] held by persons or entities that fail to qualify as "citizens of the United States" as such term is defined by relevant legislation. Such voting restrictions are contained in the Amended and Restated Certificate of Incorporation of US Airways Group, Inc., as the same may be amended or restated from time to time. A complete and correct copy of such Amended and Restated Certificate of Incorporation shall be furnished free of charge to the holder of such shares of [type of Equity Securities] upon written request to the Secretary of US Airways Group, Inc."

     SECTION 5. Issuance of Nonvoting Securities. The Corporation shall not issue nonvoting equity securities to the extent prohibited by Section 1123(a)(6) of the United States Bankruptcy Code for so long as such Section is in effect and applicable to the Corporation.


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                                   ARTICLE V
                               BOARD OF DIRECTORS

     The provisions of this Article V are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Directors and stockholders.

     SECTION 1. Management. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

     SECTION 2. Number of Directors. The Board of Directors shall consist of not less than one or more than fifteen (15) members, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the Board of Directors then in office, except with respect to the initial Board of Directors, as described in Section 3 of this Article V, which shall consist of thirteen (13) members.

     SECTION 3. Initial Board of Directors. The initial Board of Directors following the effective date of the Corporation's plan of reorganization (the "Plan"), as confirmed by an order of the United States Bankruptcy Court for the Eastern District of Virginia, Alexandria Division on September 16, 2005 in connection with the Corporation's filing on September 12, 2004 of a voluntary petition seeking relief under Chapter 11 of the Bankruptcy Code, shall be as set forth in the Plan and in the "Merger Agreement," as that term is defined in
Article I.B of the Plan.

     SECTION 4. Classes of Directors; Term. The Directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of Directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the entire Board of Directors. The terms of the initial Class I, Class II and Class III Directors shall commence at the "Effective Time" of the "Merger," as those terms are defined in the Plan. The term of the initial Class I Directors shall expire at the time of the first annual meeting of the stockholders following the Effective Time of the Merger. The term of the initial Class II Directors shall expire at the time of the second annual meeting of the stockholders following the Effective Time of the Merger. The term of the initial Class III Directors shall expire at the time of the third annual meeting of the stockholders following the Effective Time of the Merger. Thereafter, Directors elected to replace those whose terms have expired at each such annual meeting shall be elected at such meeting to hold office for a full three-year term in accordance with such classification. If the number of Directors is changed, any increase or decrease in the number of directorships shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible. Any additional Director of any class elected to fill a vacancy resulting from (i) an increase in such class, (ii) the removal from office, death, disability, resignation or disqualification of a Director, or (iii) other cause, shall hold office for a term that shall coincide with the remaining term


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of that class, but in no case will a decrease in the number of Directors have the effect of removing or shortening the term of any incumbent Director.

     SECTION 5. Removal. A Director shall hold office until the annual meeting of stockholders for the year in which his or her term expires and until his or her successor shall be properly elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any or all of the Directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the Corporation's then issued and outstanding capital stock entitled to vote for the election of Directors.

     SECTION 6. Vacancies. Except as may be otherwise provided pursuant to those certain Stockholder's Agreements, each dated as of September 27, 2005, by and among the Corporation and each of ACE Aviation Holdings, Inc., Eastshore Aviation, LLC, PAR Investment Partners, L.P., Peninsula Investment Partners, L.P., Wellington Management Company, LLP, and Tudor Investment Corp., or pursuant to other contractual obligations of the Corporation, any vacancy on the Board of Directors that results from an increase in the number of Directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining Director. Any Director of any class elected to fill a vacancy resulting from an increase in the number of Directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any Director elected to fill a vacancy not resulting from an increase in the number of Directors shall have the same remaining term as his or her predecessor.

     SECTION 7. Powers. In addition to the powers and authority herein or by statute expressly conferred upon them, the Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any bylaws adopted by the stockholders; provided, however, that no bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Directors which would have been valid if such bylaws had not been adopted.

                                   ARTICLE VI
                       LIMITATION OF DIRECTORS' LIABILITY

     No Director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or modification of this Article VI shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.


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                                   ARTICLE VII
                                 INDEMNIFICATION

     SECTION 1. Right of Indemnification. The Corporation shall indemnify its Directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a Director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any Director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this
Article VII shall include, subject to applicable law, the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

     SECTION 2. Prepayment of Expenses. Subject to applicable law, the Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this
Article VII to Directors and officers of the Corporation.

     SECTION 3. Nonexclusivity of Rights. The rights to indemnification and to the advance of expenses conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested Directors or otherwise.

     SECTION 4. Repeal or Modification. Any repeal or modification of this
Article VII shall not adversely affect any rights to indemnification and to the advancement of expenses of a Director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

                                  ARTICLE VIII
                               NO WRITTEN CONSENT

     Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation. Unless otherwise required by law, special meetings of the stockholders, for any purpose or purposes, may be called by either (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer or President or (iii) the Board of Directors. The ability of the stockholders to call a special meeting of stockholders is hereby specifically denied.


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                                   ARTICLE IX
                              STOCKHOLDER MEETINGS

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

                                    ARTICLE X
                               AMENDMENT OF BYLAWS

     In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the By-Laws. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the By-Laws. The By-Laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the shares entitled to vote for the election of Directors.

                                   ARTICLE XI
                  AMENDMENT OF THE CERTIFICATE OF INCORPORATION

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed in this Certificate of Incorporation or the DGCL, and all rights herein conferred upon stockholders are granted subject to such reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least two-thirds of the voting power of the shares entitled to vote for the election of Directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of Article V, Article VIII and Article X of this Certificate of Incorporation or this Article XI.


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     IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated
Certificate of Incorporation to be executed on its behalf this September 27, 2005.

                                        US AIRWAYS GROUP, INC.


                                        By: /s/ James E. Walsh III
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                                        Name: James E. Walsh
                                        Title: Senior Vice President and
                                               General Counsel